UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2007

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota

1-9595

41-0907483

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota		55423
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 19, 2007, Best Buy Co., Inc. entered into a $2.5 billion five-year unsecured revolving credit agreement (the “Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and a syndication of banks (collectively, the “Lenders”). Some of the Lenders and/or their affiliates have other business relationships with the registrant involving the provision of financial and banking-related services, including cash management, loans, foreign exchange contracts, letters of credit and bank guarantee facilities, investment banking and trust services. The Agreement permits borrowings up to $2.5 billion (which may be increased up to $3.0 billion at the registrant’s option and upon the consent of JPMorgan and one or more Lenders providing the incremental credit commitment), with a $300 million letter of credit sub-limit and a $200 million foreign currency sub-limit. The Agreement terminates in September 2012.

Interest rates under the Agreement are variable and are determined at the registrant’s option at: (i) the greater of JPMorgan’s prime rate or the federal funds rate plus 0.5% or (ii) the London Interbank Offered Rate (“LIBOR”) plus applicable LIBOR margin. A facility fee is assessed on the commitment amount. Both the LIBOR margin and the facility fee are based upon the registrant’s current senior unsecured debt rating. The LIBOR margin ranges from 0.32% to 0.60%, and the facility fee ranges from 0.08% to 0.15%.

The Agreement is guaranteed by specified subsidiaries of the registrant and contains customary affirmative and negative covenants. Among other things, these covenants restrict or prohibit the registrant’s ability to incur certain types or amounts of indebtedness, incur liens on certain assets, make material changes in the registrant’s corporate structure or the nature of its business, dispose of material assets, allow non-material subsidiaries to make guarantees, engage in a change in control transaction, or engage in certain transactions with the registrant’s affiliates. The Agreement also contains covenants that require the registrant to maintain a maximum quarterly cash flow leverage ratio and a minimum quarterly interest coverage ratio.  The Agreement contains customary default provisions including, but not limited to, failure to pay interest or principal when due and failure to comply with covenants.

Simultaneously with the execution of the Agreement, the registrant borrowed $1.35 billion under the Agreement and used $1.15 billion of the proceeds to repay the outstanding balance on the $2.5 billion bridge loan facility with Goldman Sachs Credit Partners L.P. that was entered into in July 2007 (the “Bridge Facility”). Accordingly, the Bridge Facility was terminated effective September 19, 2007. The remaining $200 million borrowed under the Agreement will be used for general corporate purposes. At the date of filing of this Current Report on Form 8-K, $1.35 billion was outstanding under the Agreement.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

The following is furnished as an Exhibit to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
4	Credit Agreement dated September 19, 2007 among Best Buy Co., Inc., the Subsidiary Guarantors, the Lenders, and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: September 25, 2007	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Vice President, Controller and Chief Accounting Officer